Exhibit 23.5

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

August 2, 2022

Ladies and Gentlemen,

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-1 of ProFrac Holding Corp. and the related prospectus that is a part thereof (the “Registration Statement”). We hereby further consent to (i) the use in such Registration Statement of information contained in our reports setting forth the estimates of reserves of ProFrac Holding Corp. as of December 31, 2021 and (ii) the reference to us under the heading “Experts” in such Registration Statement.

Respectfully submitted,

JOHN T. BOYD COMPANY

By:	/s/ Ronald L. Lewis
Name:	Ronald L. Lewis
Title:	Managing Director & COO